Exhibit 4.6





                             NETPLANE SYSTEMS, INC.

                                STOCK OPTION PLAN

                           (Amended November 13, 2000)




                                    ARTICLE I

                               Purpose of the Plan

              The purpose of this Plan is to encourage and enable employees, consultants, directors and others who are in a position to make significant contributions to the success of the Corporation and of its affiliated corporations upon whose judgment, initiative and efforts the Corporation depends for the successful conduct of its business, to acquire a closer identification of their interests with those of the Corporation by providing them with opportunities to purchase stock in the Corporation pursuant to options granted hereunder, thereby stimulating their efforts on behalf of the Corporation and strengthening their desire to remain involved with the Corporation. Following the acquisition of the Corporation by Conexant, the purpose of the Plan is to align the interests of the holders of options under the Plan with those of Conexant's shareholders and to encourage holders of options to continue in their current employment.


                                   ARTICLE II

                                   Definitions

            2.1      "Affiliated Corporation" means any stock corporation of
                  which a majority of the voting common or capital stock is owned directly or indirectly by the Corporation.

            2.2      "Award" means an option granted under Article V herein
                  below.

            2.3      "Board" means the Board of Directors of the Corporation.




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            2.4      "Closing Date" shall have the meaning set forth in the
                  Agreement and Plan of Merger dated as of July 19, 2000 by and among Conexant, H & J Acquisition Sub, Inc. and the Corporation.

            2.5      "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            2.6      "Committee" means Conexant's Compensation and Management
                  Development Committee.

            2.7      "Conexant" means Conexant Systems, Inc., a Delaware
                  corporation, of which the Corporation is a subsidiary.

            2.8      "Corporation" means NetPlane Systems, Inc., a Massachusetts corporation, or its successor.

            2.9      "Employee" means any person who is a regular full-time or
                  part-time employee of the Corporation or an Affiliated Corporation on or after November 7, 1996.

            2.10     "Option" means an Incentive Stock Option or Non-Qualified
                  Option granted by the Board under Article V of this Plan in the form of a right to purchase Stock evidenced by an instrument containing such provisions as the Board may establish.

            2.11     "Optionee" means an individual who has been granted an
                  Option.

            2.12     "Plan" means this 1996 Stock Option Plan.

            2.13     "Incentive Stock Option" ("ISO") means an Option which
                  qualifies as an incentive stock Option as defined in Section 422 of the Code, as amended.




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            2.14     "Non-Qualified Option" means any Option not intended to
                  qualify as an Incentive Stock Option.

            2.15     "Stock" means the common stock, $1.00 par value, of
                  Conexant, including any adjustments in the event of changes in capital structure of the type described in Article X herein.


                                   ARTICLE III

                           Administration of the Plan

            3.1 Administration by Committee. This Plan shall be administered by the Committee. The day-to-day administration of the Plan may be delegated to such officers and employees of Conexant as the Committee may determine. Except as otherwise specifically provided herein, all references to the Board shall on and after the Closing Date refer to the Committee. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Options granted under it.

            3.2 Powers. The Board of Directors and/or the Committee shall have full and final authority to operate, manage and administer the Plan on behalf of the Corporation. This authority includes, but is not limited to:

            (a)   The power to grant Awards conditionally or unconditionally;

            (b) The power to prescribe the form or forms of the instruments evidencing Awards granted under this Plan;

            (c) The power to interpret and amend the Plan in any and all respects except as provided in Article IX herein below;




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            (d)   The power to provide regulations for the operation of the
      incentive features of the Plan, and otherwise to prescribe and rescind regulations for interpretation, management and administration of the Plan;

            (e) The power to delegate responsibility for Plan operation, management and administration on such terms, consistent with the Plan, as the Board may establish;

            (f) The power to delegate to other persons the responsibility of performing ministerial acts in furtherance of the Plan's purpose; and

            (g) The power to engage the services of persons, companies, or organizations in furtherance of the Plan's purpose, including but not limited to, banks, insurance companies, accountants, attorneys, brokerage firms and consultants.

            3.3 Additional Powers. In addition, as to each Option to purchase Stock of the Corporation, the Board shall have full and final authority in its discretion: (a) to determine the number of shares of Stock subject to each Option; (b) to determine the time or times at which Options will be granted; (c) to determine the Option price of the shares of Stock subject to each Option, which price shall be not less than the minimum price specified in Article V of this Plan; (d) to determine the time or times when each Option shall become exercisable and the duration of the exercise period (including the acceleration of any exercise period for any events which the Board deems appropriate, including, but not limited to, public offerings of the Corporation's stock and sales of all or substantially all of the Corporation's assets or stock), which shall not exceed the maximum period specified in Article V; and (e) to determine whether each Option granted shall be an Incentive Stock Option or a Non-qualified Option.




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            In no event may the Corporation grant an Employee any Incentive
Stock Option that is first exercisable during any one calendar year to the extent the aggregate fair market value of the Stock (determined at the time the Options are granted) exceeds $100,000 (under all stock Option plans of the Corporation and any Affiliated Corporation); provided, however, that this paragraph shall have no force and effect if its inclusion in the Plan is not necessary for Incentive Stock Options issued under the Plan to qualify as such pursuant to Section 422(d) of the Code.


                                   ARTICLE IV

                                   Eligibility

            4.1 Eligible Employees. All Employees (including Directors who are Employees) are eligible to be granted Incentive Stock Option and Non-Qualified Option Awards under this Plan.

            4.2 Consultants, Directors and other Non-Employees. Any Consultant, Director (whether or not an Employee) and any other Non-Employee is eligible to be granted Non-Qualified Option Awards under the Plan.

            4.3 Relevant Factors. In selecting individual Employees, Consultants, Directors and Non-Employees to whom Awards shall be granted, the Board shall weigh such factors as are relevant to accomplish the purpose of the Plan as stated in Article I. An individual who has been granted an Award may be granted one or more additional Awards, if the Board so determines. The granting of an Award to any individual shall neither entitle that individual to, nor disqualify him/her from, participation in any other grant of Awards. On and after the Closing Date, no further grants may be made pursuant to this Plan.




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                                    ARTICLE V

                               Stock Option Awards

            5.1 Number of Shares. Subject to the provisions of Articles III and IX of this Plan, the aggregate number of shares of Stock for which Options may be granted under this Plan shall not exceed two million (2,000,000) shares. The shares to be delivered upon exercise of Options under this Plan shall be made available, at the discretion of the Board, either from authorized but unissued shares or from previously issued and reacquired shares of Stock held by the Corporation as treasury shares, including shares purchased in the open market.

            Stock issuable upon exercise of an Option granted under the Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as shall be determined by the Board.

            5.2 Effect of Expiration, Termination or Surrender. If an Option under this Plan shall expire or terminate unexercised as to any shares covered thereby, or shall cease for any reason to be exercisable in whole or in part, or if the Corporation shall reacquire any unvested shares issued pursuant to Options under the Plan, such shares shall thereafter be available for the granting of other Options under this Plan.

            5.3 Term of Options. The full term of each Option granted hereunder shall be for such period as the Board shall determine. In the case of Incentive Stock Options granted hereunder, the term shall not exceed ten (10) years from the date of granting thereof. Each Option shall be subject to earlier termination as provided in Sections 6.3 and 6.4 hereof. Notwithstanding the foregoing, Options intended to qualify as "Incentive Stock Options" may not be granted to any employee who at the time such Option is granted owns more than ten percent




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(10%) of the total combined voting power of all classes of stock of the Company unless such Option must be exercisable within five (5) years from the date such Option is granted.

            5.4 Option Price. The Option price shall be determined by the Board at the time any Option is granted. In the case of Incentive Stock Options, the exercise price shall not be less than 100% of the fair market value of the shares covered thereby at the time the Incentive Stock Option is granted (but in no event less than par value), provided that no Incentive Stock Option shall be granted hereunder to any Employee if at the time of grant the Employee, directly or indirectly, owns Stock possessing more than 10% of the combined voting power of all classes of stock of the Corporation and its Affiliated Corporations unless the Incentive Stock Option exercise price equals not less than 110% of the fair market value of the shares covered thereby at the time the Incentive Stock Option is granted.

            5.5 Fair Market Value. The fair market value shall be equal to the closing price of Conexant common stock as reported in the Nasdaq Stock Market Inc. national market reporting system on the relevant date, or if no sale of Conexant common stock is reported for such date, the next preceding day for which there is a sale.

            5.6 Non-Transferability of Options. No Option granted under this Plan shall be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and such Option may be exercised during the Optionee's lifetime only by the Optionee.




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                                   ARTICLE VI

                               Exercise of Option

            6.1 Exercise. Each Option granted under this Plan shall be exercisable on such date or dates and during such period and for such number of shares as shall be determined pursuant to the provisions of the instrument evidencing such Option. The Board shall have the right to accelerate the date of exercise of any Option, provided that, the Board shall not accelerate the exercise date of any Incentive Stock Option granted if such acceleration would violate the annual Option exercise limitation contained in Section 422(d) of the Code.

            6.2 (a) Exercise Price. Options granted under the Plan may provide for the payment of the exercise price, as determined by the Board of Directors of Conexant, by delivery of (i) cash or a check payable to the order of Conexant in an amount equal to the exercise price of such Options, (ii) Common Shares owned by the Participant having a fair market value equal in amount to the exercise price of the Options being exercised, or (iii) any combination of (i) and (ii), provided, however, that payment of the exercise price by delivery of Common Shares owned by such Participant may be made only if such payment does not result in a charge to earnings for financial accounting purposes as determined by the Board of Directors of Conexant. The fair market value of any Common Shares which may be delivered upon exercise of an Option shall be determined by the Board of Directors of Conexant in accordance with Article V hereof.

            (b) Book-Entry. To the extent that the right to purchase Stock has accrued and is in effect, the Option may be exercised in full at one time or in part from time to time by giving notice of exercise pursuant to such procedures and according to such terms and conditions as may be adopted by the Company or Conexant from time to time. Subject to Article XV, upon




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exercise and full payment for the Option, a book-entry statement representing the number of shares of Stock purchased will be issued as soon as practicable
(i) after the stock option administrator (the "Administrator") whom Conexant has engaged to administer and process stock option exercises has received full payment therefor or (ii) at Conexant's or the Administrator's election in their sole discretion, after Conexant or the Administrator has received (x) full payment of the exercise price of the Stock and (y) any reimbursement in respect of withholding taxes due.

            6.3 Cessation of Employment. No Incentive Stock Option (and, unless otherwise determined by the Board, no Non-Qualified Option granted to a person who is, on the date of the grant, an Employee of the Corporation or an Affiliated Corporation) shall be affected by any change of duties or position of the Optionee (including transfer to or from an Affiliated Corporation), so long as he or she continues to be an Employee. Employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed ninety (90) days or, if longer, any period during which such Optionee's right to reemployment is guaranteed by statute. A bona fide leave of absence with the written approval of the Board shall not be considered an interruption of employment under the Plan, provided that such written approval contractually obligates the Corporation or any Affiliated Corporation to continue the employment of the Optionee after the approved period of absence.

            If the Optionee shall cease to be an Employee for any reason other than death or disability, then any remaining Options which are vested shall terminate upon the earlier of (A)




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the expiration of the original term of the Options; or (B) the expiration of thirty (30) days from the date in which the Employee's term of employment with the Corporation is terminated.

            6.4 Death and Disability of Optionee. If the Employee's term of employment with the Corporation terminates due to the disability of the Employee, then any remaining Options of the Employee which are vested shall terminate upon the earlier of (A) the expiration of the original term of the Option; or (B) one (1) year from the date in which the Employee's term of employment with the Corporation is terminated. For purposes of the Plan, the term "disability" shall mean "permanent and total disability" as defined in
Section 22(e)(3) of the Code.

            Should an Optionee die while in possession of the legal right to exercise an Option or Options under this Plan, such persons as shall have acquired, by will or by the laws of descent and distribution, the right to exercise any Options theretofore granted, may, unless otherwise provided by the Board in any instrument evidencing any Option, exercise such Options at any time prior to one hundred eighty (180) days from the date of death; provided, that such Option or Options shall expire in all events no later than the last day of the original term of such Option; provided, further, that any such exercise shall be limited to the Options which have become vested as of the date when the Optionee ceased to be an Employee by reason of death, unless the Board provides in the instrument evidencing such Option that, in the discretion of the Board, additional shares covered by such Option may become subject to purchase immediately upon the death of the Optionee. Notwithstanding anything in this Article to the contrary, in the case of an Incentive Stock Option, such Option or Options shall expire in all events no later than one hundred eighty (180) days from the date of death.




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                                   ARTICLE VII

                         Terms and Conditions of Options

            Options shall be evidenced by instruments (which need not be identical) in such forms as the Board may from time to time approve. Such instruments shall conform to the terms and conditions set forth in Articles V and VI hereof and may contain such other provisions as the Board deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Stock issuable upon exercise of Options. In granting any Non-Qualified Option, the Board may specify that such Non-Qualified Option shall be subject to the restrictions set forth herein with respect to Incentive Stock Options, or to such other termination and cancellation provisions as the Board may determine. The Board may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Corporation to execute and deliver such instruments. The proper officers of the Corporation are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.


                                  ARTICLE VIII

                                  Benefit Plans

            Awards under the Plan are discretionary and are not a part of regular salary. Awards may not be used in determining the amount of compensation for any purpose under the benefit plans of the Corporation, or an Affiliated Corporation, except as the Board may from time to time expressly provide. Neither the Plan, an Option or any instrument evidencing an




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Option confers upon any Employee the right to continued employment with the
Corporation or an Affiliated Corporation.


                                   ARTICLE IX

                            Amendment, Suspension or
                             Termination of the Plan

            The Board may suspend the Plan or any part thereof at any time or may terminate the Plan in its entirety. Awards shall not be granted after Plan termination. The Committee, with the approval of the Board may also amend the Plan from time to time, except that amendments which change the requirements as to eligibility for participation in the Plan must be approved by a majority in interest of the stockholders of the Corporation.

            Awards granted prior to suspension or termination of the Plan may not be canceled solely because of such suspension or termination, except with the consent of the grantee of the Award.


                                    ARTICLE X

                          Changes in Capital Structure

            The instruments evidencing Options granted hereunder shall be subject to adjustment, at the sole discretion of the Board, in the event of changes in the outstanding Stock of the Corporation by reason of: Stock dividends, Stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of an Award to the same extent as would affect an actual share of Stock issued and outstanding on the effective date of such change. Such adjustment to outstanding




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Options shall be made without change in the total price applicable to the unexercised portion of such Options, and a corresponding adjustment in the applicable Option price per share shall be made. In the event of any such change, the aggregate number and classes of shares for which Options may thereafter be granted under Section 5.1 of this Plan may be appropriately adjusted as determined by the Board so as to reflect such change.

            Notwithstanding the foregoing, any adjustments made pursuant to this
Article X with respect to Incentive Stock Options shall be made only after the Board, after consulting with counsel for the Corporation, determines whether such adjustments would constitute a "modification" of such Incentive Stock Options (as that term is defined in Section 425 of the Code) or would cause any adverse tax consequences for the holders of such Incentive Stock Options. If the Board determines that such adjustments made with respect to Incentive Stock Options would constitute a modification of such Incentive Stock Options, it may refrain from making such adjustments.

            In the event of the proposed dissolution or liquidation of the Corporation, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Board.

            Except as expressly provided herein, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to any outstanding Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Corporation.




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            No fractional shares shall be issued under the Plan and the Optionee shall receive from the Corporation cash in lieu of such fractional shares.


                                   ARTICLE XI

                       Effective Date and Term of the Plan

            The Plan shall become effective on November 7, 1996. The Plan shall continue until such time as it may be terminated by action of the Board; provided, however, that no additional Options may be granted under this Plan on or after the Closing Date.


                                   ARTICLE XII

                      Conversion of ISOs into Non-Qualified
                          Options; Termination of ISOs

            The Board, at the written request of any Optionee, may in its discretion take such actions as may be necessary to convert such Optionee's Incentive Stock Options, that have not been exercised on the date of conversion, into Non-Qualified Options at any time prior to the expiration of such Incentive Stock Options, regardless of whether the Optionee is an Employee of the Corporation or an Affiliated Corporation at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period or reducing the exercise price of such Options. At the time of such conversion, the Board (with the consent of the Optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Board in its discretion may determine, provided that such conditions shall not be inconsistent with the Plan. Nothing in the Plan shall be deemed to give any Optionee the right to have such Optionee's Incentive Stock Options converted into Non-Qualified Options, and no such conversion shall




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occur until and unless the Board takes appropriate action. The Board, with the consent of the Optionee, may also terminate any portion of any Incentive Stock Option that has not been exercised at the time of such termination.


                                  ARTICLE XIII

                              Application of Funds

            The proceeds received by the Corporation from the sale of shares pursuant to Options granted under the Plan shall be used for general corporate purposes.


                                   ARTICLE XIV

                             Governmental Regulation

            The Corporation's obligation to sell and deliver shares of Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.


                                   ARTICLE XV

                     Withholding of Additional Income Taxes

            Upon the exercise of a Non-Qualified Option or the making of a Disqualifying Disposition (as defined in Article XVI) the Corporation, in accordance with Section 3402(a) of the Code, may require the Optionee to pay additional withholding taxes in respect of the amount that is considered compensation includible in such person's gross income. The Board in its discretion may condition the exercise of an Option on the payment of such additional withholding taxes.




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                                   ARTICLE XVI

             Notice to the Corporation of Disqualifying Disposition

            Each Employee who receives an Incentive Stock Option must agree to notify the Corporation or Conexant in writing immediately after the Employee makes a disqualifying disposition (as defined herein) of any Stock acquired pursuant to the exercise of an Incentive Stock Option. A Disqualifying Disposition is any disposition (including any sale) of such Stock before the later of (a) two years after the date the Employee was granted the Incentive Stock Option or (b) one year after the date the Employee acquired Stock by exercising the Incentive Stock Option. If the Employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

            All written notices to be given by an Employee to Conexant may be delivered personally or by registered mail, postage prepaid, addressed as follows:

                   Conexant Systems, Inc.
                   4311 Jamboree Road
                   Newport Beach, California  92660
                   Attention:  Stock Administration
                   Tel:     949-483-4525
                   Fax:     949-483-6263


                                  ARTICLE XVII

                           Governing Law; Construction

            The validity and construction of the Plan and the instruments evidencing Options shall be governed by the laws of the Commonwealth of Massachusetts and all disputes related thereto shall be adjudicated in the state or federal courts located in Boston, Massachusetts. In




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construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.




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